Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Pharmaceuticals to Raise $12 Million in Registered Direct Offering

LINCOLNSHIRE, Illinois (August 13, 2009) — BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today announced that it has received commitments from three institutional investors to purchase $12 million of securities in a registered direct offering.  BioSante expects to receive net proceeds of approximately $11.1 million after deducting placement agent fees and other offering expenses. BioSante has entered into securities purchase agreements with these investors pursuant to which BioSante has agreed to sell an aggregate of 6 million shares of its common stock and warrants to purchase up to 2.4 million additional shares of its common stock. Each unit, consisting of one share of common stock and a warrant to purchase 0.4 of a share of common stock, will be sold for a purchase price of $2.00.

“We are pleased to welcome new institutional investors to BioSante,” said Stephen M. Simes, BioSante’s president and chief executive officer. “We look forward to using the proceeds from this offering to continue our LibiGel® Phase III clinical study program. Our objective continues to be to submit a new drug application (NDA) to the U.S. Food and Drug Administration (FDA) by mid 2011. LibiGel remains the only pharmaceutical product in the U.S. in active development for the treatment of hypoactive sexual desire disorder (HSDD) in menopausal women and we continue to believe that LibiGel has the potential to be the first product approved by the FDA for this common and unmet medical need.”

The warrants to purchase additional shares will be exercisable at an exercise price of $2.50 per share beginning immediately after issuance and will expire 5 years from the date they are first exercisable. All of the securities were offered pursuant to an effective shelf registration statement. Proceeds from the transaction will be used for general corporate purposes, including to fund BioSante’s Phase III clinical study program for LibiGel®. The offering is expected to be consummated by August 19, 2009, subject to customary closing conditions.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., (Nasdaq: RODM), acted as the exclusive placement agent for the transaction.

A shelf registration statement relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the offering will be filed by the BioSante with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from BioSante by contacting BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069. This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock or warrants of BioSante. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About BioSante Pharmaceuticals, Inc.

BioSante is a specialty pharmaceutical company focused on developing products for female sexual health, menopause, contraception and male hypogonadism. BioSante’s lead products include LibiGel® (transdermal testosterone gel) in Phase III clinical development by BioSante under a U.S. Food and Drug Administration (FDA) SPA (Special Protocol Assessment) for the treatment of female sexual dysfunction (FSD), and Elestrin™ (estradiol gel) developed through FDA approval by BioSante, indicated for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, currently marketed in the U.S.  Also in development are Bio-T-Gel™, a testosterone gel for male hypogonadism, and an oral contraceptive in Phase II clinical development using BioSante patented technology. The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion and for oral contraceptives approximately

$3 billion. The company also is developing its calcium phosphate technology (CaP) for aesthetic medicine (BioLook™), as a vaccine adjuvant, including for an H1N1 (swine flu) vaccine, and drug delivery.  Additional information is available online at: www.biosantepharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The  statements regarding BioSante contained in this news release that are not historical in nature, particularly those that utilize future dates and terminology such as “expects,” “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “estimates” or comparable terminology, are forward-looking statements. Forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to BioSante that could cause actual results to differ materially from those expressed in such forward-looking statements include BioSante’s need for and ability to obtain additional financing, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing success of BioSante’s licensees or sublicensees; the success of clinical testing, and other factors identified and discussed from time to time in BioSante’s filings with the Securities and Exchange Commission, including those factors discussed in BioSante’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, ,which discussions also are incorporated herein by reference. All forward-looking statements speak only as of the date of this news release. BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:

McKinney/Chicago

Alan Zachary

(312) 944-6784 ext. 316; azachary@mckinneychicago.com